NEWS RELEASE
FOR IMMEDIATE RELEASE
PICO HOLDINGS, INC. ANNOUNCES RESULTS
FOR THE FIRST QUARTER OF 2015

(La Jolla, California) - May 11, 2015 - PICO Holdings, Inc. (GLOBE NEWSWIRE)

PICO Holdings, Inc. (NASDAQ:PICO) reported shareholders’ equity of $409.4 million ($17.80 per share) at March 31, 2015, compared to $425.5 million ($18.50 per share) at December 31, 2014. Reported book value per share decreased by $0.70 during the first quarter of 2015.

First Quarter Segment Results of Operations

For the first quarter of 2015, we reported a net loss of $16.8 million ($0.73 per share), compared to a net loss of $13.2 million ($0.58 per share) in the first quarter of 2014. Our first quarter segment results of operations are as follows (in thousands):

	Three Months Ended March 31,
	2015	2014
Revenue by operating segment:
Water resource and water storage operations	$210	$136
Real estate operations	43,680	25,766
Agribusiness operations	39,326	34,867
Corporate	1,434	507
Total revenue	$84,650	$61,276

Loss before taxes by operating segment:
Water resource and water storage operations	$(1,492)	$(1,985)
Real estate operations	(3,779)	(6,277)
Agribusiness operations	(10,482)	(4,192)
Corporate	(3,812)	(3,237)
Loss before taxes	$(19,565)	$(15,691)
Income tax benefit	(239)	(265)
Equity in loss of unconsolidated affiliate	(483)	(479)
Net loss attributable to noncontrolling interests	2,984	2,658
Net loss	$(16,825)	$(13,247)

PICO’s President and Chief Executive Officer, John Hart, commented:

Real Estate Operations Segment

“UCP continued their progress to become a larger and more efficient homebuilder. In the first quarter of 2015, UCP reported that it generated revenue of $43.5 million, which is a 69.9% increase in total revenue for the quarter compared to the same period last year. Revenue from homebuilding operations increased 67.5% to $42.6 million. New home deliveries grew 134.6% to 122 units. Net new home orders improved 202.4% to 254 units. As a percentage of total revenue, general and administrative expense improved to 16.8% compared to 24.5% for the prior year period.

Agribusiness Segment

“The canola crush margin environment continues to be unfavorable though there are signs of improvement. We recently announced that we had engaged Stephens & Co. to assist us in the potential sale of Northstar. We have had a number of strategic buyers express interest and expect that any sale of the business will be completed by the third quarter of 2015.

Water Resource and Water Storage Segment

“While we did not report any significant sales in the first quarter of 2015, the level of inquiries from potential users of our water assets is extremely high. The continuing drought conditions and economic growth in our markets are putting significant strain on existing water supplies.”

Net Book Value

The following table is provided as a supplement to the consolidated financial statements contained in our Quarterly Report on Form10-Q, to illustrate the relative size of our assets and activities (in millions):

Segment	Net Book Value
3/31/2015
Water resource and water storage operations	$204.7
Real estate operations	130.8
Agribusiness operations	54.2
Corporate	19.7
Shareholders’ equity	$409.4

We are a diversified holding company. We seek to acquire, build, and operate businesses where significant value can be created from the development of unique assets, and to acquire businesses which we identify as undervalued and where our management participation in operations can aid in the recognition of the business’s fair value, as well as create additional value.

Our objective is to maximize long-term shareholder value. We manage our operations to achieve a superior return on net assets over the long term, as opposed to short-term earnings.

Currently our three major businesses are:

•	Vidler Water Company, Inc., a water resource development business;

•
a 57.2% interest in UCP, Inc. (NYSE: UCP), a publicly-traded a homebuilder and land developer in markets located in California, the Puget Sound area of Washington State, North Carolina, South Carolina and Tennessee; and

•	an 87.7% interest in PICO Northstar Hallock, LLC, doing business as Northstar Agri Industries, a canola seed crushing operation.

OTHER INFORMATION

At March 31, 2015, PICO Holdings, Inc. had a market capitalization of $372.9 million, and 23,004,618 shares outstanding.

The PICO Holdings, Inc. logo is available at:

http://www.globenewswire.com/newsroom/prs/?pkgid=5044

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

Statements in this press release that are not historical, including statements regarding our business objectives, the expected results of our business segments, the timing of anticipated milestones or events, progress in UCP’s business, the potential sale of Northstar, Vidler’s potential sales based on inquiries from potential users of our water assets, and related anticipated economic and market conditions, are forward-looking statements based on current expectations and assumptions that are subject to risks and uncertainties. In particular, our actual results could differ materially from such expectations because we could be unable to sell Northstar on terms that are acceptable to us, or at all.

In addition, a number of other factors may cause results to differ materially from our expectations, such as: any slow down or downturn in the housing recovery or in the real estate markets in which UCP and Vidler operate; fluctuations in the prices of water and water rights; physical, governmental and legal restrictions on water and water rights; a downturn in some sectors of the stock market; general economic conditions; prolonged weakness in the overall U.S. and global economies; the performance of the businesses and investments in foreign companies; the continued service and availability of key management personnel; potential capital requirements and financing alternatives; and the impact of international events.

For further information regarding risks and uncertainties associated with our business, please refer to the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Risk Factors” sections of our SEC filings, including our Annual Report on Form 10-K and our Quarterly Reports on Form 10-Q, copies of which may be obtained by contacting us at (858) 456-6022 or at http://investors.picoholdings.com.

We undertake no obligation to (and we expressly disclaim any obligation to) update our forward-looking statements, whether as a result of new information, subsequent events, or otherwise, in order to reflect any event or circumstance which may arise after the date of this press release. Readers are urged not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release.

This news release was distributed by GlobeNewswire, www.globenewswire.com.

CONTACT:    Financial Profiles, Inc.
Lisa Mueller
310-622-8231
Jacques Dubois
310-622-8235

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